Exhibit 99.1

Rackspace Technology Appoints Leading Technology Executives
Betsy Atkins and Tony Scott to Board of Directors

SAN ANTONIO – May 8, 2023 – Rackspace Technology® (NASDAQ: RXT), a leading end-to-end multicloud technology solutions company, today announced the appointment of Betsy Atkins and Tony Scott to its board of directors, effective June 16, 2023. Dhiren Fonseca, who has served on the board since 2016, will step down to focus on other commitments also effective June 16, 2023.

“Betsy is a well-recognized expert on corporate governance with a wealth of executive leadership experience across a range of global companies and industries,” said Amar Maletira, CEO, Rackspace Technology.

Maletira added, "Tony's executive leadership and esteemed industry reputation as a CIO for mega-cap companies and the federal government brings a broad customer perspective and tremendous value to our business. Betsy and Tony are both great additions to our Board, as we further solidify our market position as the leading multicloud solutions company. I’d also like to thank Dhiren for his immense contributions to the Board over the last seven years.”

Atkins is a three-time CEO and entrepreneur, co-founding enterprise software companies in the tech and consumer industries. She has a proven track record at scaling companies through hyper-growth turnarounds and leading them to successful IPO and acquisitions. One of her more notable IPOs included Ascend Communications which was acquired by Lucent for $23B, and the acquisition of Clear Standards by SAP. Atkins was also the CEO of NCI, a functional food, nutraceutical private label manufacturer. Atkins is a highly acclaimed public company Board Director and author. She has served on some of the world’s most visible, global public company boards and is committed to helping to make boards a competitive asset. Atkins leverages broad contemporary knowledge of digital technology to reduce costs, drive efficiency and productivity using AI machine learning analytics to streamline processes. She currently serves on the Boards of Wynn Resorts, SolarEdge, and SL Green and is Chair of the Google Cloud Advisory Board. Betsy graduated from the University of Massachusetts and Trinity College Oxford.

"I'm excited to join the Rackspace Technology Board of Directors and work with the innovative leaders who are focusing on building solutions and services to meet customers wherever they are in their digital transformation journey,” said Atkins. “Rackspace has a bright future and I look forward to working with Amar and the team as we pursue opportunities to create value for customers and all stakeholders of the business.”

Scott is currently CEO of Intrusion, Inc., a Plano Texas cybersecurity firm (INTZ). He previously served in the Obama administration as the Federal Chief Information Officer for the U.S. Government. Before joining the Obama administration, Scott was the Chief Information Officer at VMware. Prior CXO-level roles include the Chief Information Officer at Microsoft Corporation, Chief Information Officer at The Walt Disney Company, and Chief Technology Officer at General Motors Corporation. Scott holds a Bachelor of Science Degree from the University of San Francisco in Information Systems Management and a Juris Doctorate (law) degree from Santa Clara University.

"I am honored and thrilled to join the Rackspace Board of Directors during such a pivotal time in the company's transformation and during such an exciting time for the cloud market," said Scott. "I look forward to working with the management team to drive the company forward to capture its fullest potential."

About Rackspace Technology
Rackspace Technology is a leading end-to-end multicloud technology services company. We can design, build, and operate our customers' cloud environments across all major technology platforms, irrespective of technology stack or deployment model. We partner with our customers at every stage of their cloud journey, enabling them to modernize applications, build new products, and adopt innovative technologies